June 23, 2014

ANDES 3 Inc.
460 Brannan Street, Suite 78064
San Francisco, CA 94107
Attn: Board of Directors

Re: Loan Funding Agreement

This Agreement (the “Agreement”) between Tech Associates Inc (“Tech Associates”) and ANDES 3 Inc. (the “Company”) is made as of June 23, 2014. The agreement covers the following:

R E C I T A L S

WHEREAS, Tech Associates agrees to extend a financial loan to the Company when applicable. The loan shall cover expenses for the following: 1) Expenses related to maintaining the Company’s Exchange Act reporting requirements, 2) Expenses related to investigation, analyzing, and consummation of an acquisition.

NOW THEREFORE, the parties hereto hereby agree to be legally bound as follows: Tech Associates will provide a non-interest bearing loan for ANDES 3 Inc. when applicable.

I hereby acknowledge receipt of this Agreement and sign below signifying our full acceptance to the terms and conditions hereof:

By: /s/ Richard Chiang

President & Chief Executive Officer

ANDES 3 Inc.

By: /s/ Richard Chiang

President

Tech Associates, Inc.